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                                                                   EXHIBIT 10.56


                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of December 1, 2000 (the "Effective Date"), by and between BRE PROPERTIES, INC., a Delaware corporation (the "Company"), and STEVE LEFKOVITS (the "Executive"). Background
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     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

     1.   Term. The term of this Agreement is from December 1, 2000 to December
          ----
1, 2003, unless earlier terminated pursuant to Section 7 (the "Term"). Executive shall commence the rendering of services under this Agreement no later than December 1, 2000.

     2.   Duties.  Executive shall be employed by the Company as its Senior
          ------
Vice-President--Technology Initiatives. Executive shall be under the direction and supervision of the Company's Chief Operating Officer ("COO") and its Board of Directors (the "Board"). Executive shall devote his full business time and best efforts to the Company, with his powers and duties to be determined by the COO. Executive shall not, except for incidental management of his personal financial affairs, engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the COO. It is a condition to Executive's continued employment that he relocate his principal residence to the San Francisco Bay Area no later than December 31, 2000.

     3.   Compensation. During the Term, Executive shall be entitled to receive
          ------------
compensation in accordance with this Section 3.

          3.1  Base Salary.  Executive shall receive an annual base salary
               -----------
("Base Salary") of $200,000 commencing on his first day of work. The Board, in its discretion, may review the Base Salary annually and increase the Base Salary based on relevant circumstances. The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

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          3.2  Annual Performance Bonus.  Executive shall be eligible to receive
               ------------------------
an annual incentive bonus (the "Annual Bonus") targeted at 40% of Base Salary for each fiscal year of the Company during the Term (except that the initial Annual Bonus shall be computed on a pro rata basis for fiscal year 2000). The amount of the Annual Bonus shall be based on the achievement of management by objective criteria established by the Board (the "MBO Criteria"). It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 40% of Base Salary (in the event of achievement of the Annual Criteria), to between 40% and 80% of Base Salary (in the event the Annual Criteria are exceeded). Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the Company's fiscal years during the Term. The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

          3.3  Long-Term Incentive Awards.  Beginning with the year commencing
               --------------------------
on January 1, 2001, and continuing with each subsequent fiscal year during the Term, Executive shall be eligible to receive long-term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating, and other results achieved during the preceding fiscal year as well as future long-term performance goals. Such awards may be in the form of options, restricted shares, SARs, stock sales, stock grants, forgivable loans, or any other form of long-term compensation, as determined by the Board.

     4.   Benefits.  During the Term, Executive shall be entitled to receive
          --------
such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including, without limitation, parking and profit sharing and insurance plans. Executive shall be entitled to four weeks vacation for each calendar year.

     5.   Expenses.  The Company shall pay or reimburse Executive for all
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reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy. In addition, Executive shall be reimbursed by the Company (upon presentation of appropriate documentation) for reasonable out-of-pocket expenses related to relocating to the San Francisco Bay Area for moving expenses for household goods, reasonable and customary brokerage commissions and other transaction costs related to the sale of Executive's residence in the Washington metropolitan area, and travel for Executive to the San Francisco Bay Area. In addition, Executive shall receive either, at Executive's election, a temporary housing

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allowance not to exceed $2,500 per month for a period of up to six months or the right to occupy an apartment reasonably selected by the Company on a rent-free basis for six months.

     6.   Technology Venture Affiliate. The Company and Executive have discussed
          ----------------------------
the formation of an affilliated technology ventures entity (the "TV Entity"). In the event the TV Entity is formed and, subject to the mutual consent of the Company and Executive, this agreement shall be assigned to the TV Entity. Under these circumstances, it is anticipated that Executive would serve the TV Entity in a senior executive capacity and that an equity component relating to the TV Entity would be added to Executive's compensation package, and Executive's rights to an equity participation in the Company pursuant to Section 3.3. would cease. If by the time of Executive's review in the first quarter of 2001, substantial progress towards the formation of the TV Entity has not been made, an equity component will be added to Executive's compensation pursuant to this Agreement on terms substantially equivalent to those made available to executives in comparable positions in the Company.

     7.   Termination of Employment.
          -------------------------

          7.1  Termination Due to Death or Disability; Voluntary Termination.
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If at any time during the Term, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "Disability" shall mean the inability of Executive to perform his duties because of physical or mental illness or incapacity as determined by the Board.

          7.2  Termination by the Company for Good Cause.  The Company may
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terminate this Agreement and Executive's employment at any time for Good Cause.
In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "Good Cause" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder or in material violation of the Company's employment policies and practices, (ii) the failure or refusal of Executive to perform the duties or to render the services assigned to him from time to time by the COO or the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, or (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company.

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          7.3  Termination by the Company Other Than for Good Cause.  The
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Company may terminate this Agreement and Executive's employment for any reason other than for Good Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

     8.   Compensation upon Termination.
          -----------------------------

          8.1  Termination Other Than in Connection With a Change in Control.
               -------------------------------------------------------------

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 or 7.2, the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits; except that if termination pursuant to Section 7.1 is due to death or Disability, Executive or his estate shall receive, within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that the Executive would have earned for the fiscal year in question (based on actual performance relative to MBO Criteria for the fiscal year and Executive's contribution up to the date of death or Disability), calculated on a pro-rated basis to the date of termination

               (b) In the event of termination of Executive's employment pursuant to Section 7.3, provided that Executive provides to the Company a full and complete release of all known and unknown claims against the Company and its representatives, the Company shall provide Executive, within fifteen (15) days after such termination, a lump-sum payment from the Company equal to (a) one hundred and forty percent (140%) of his then Base Salary if termination occurs prior to Executive's first Annual Bonus being determined pursuant to Section 3.2; (b) his then Base Salary plus the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for his first full year and prior to the determination for the second full year; or (c) for any subsequent termination, his then Base Salary plus the average of the Annual Performance Bonus awarded in the prior two years.

          8.2  Termination Following a Change in Control.  The following
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provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

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               (a)  In the event of termination of Executive's employment pursuant to Section 7.1 due to death or disability, or pursuant to Section 7.2, the provisions of Section 8.1(a) apply.

               (b) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive without Good Reason (as defined below), the provisions of Section 8.1(a) shall apply except that the Company shall pay Executive within 15 days after such termination, provided that Executive provides to the Company a full and complete release of all known and unknown claims against the Company and its representatives: a lump-sum payment from the Company equal to: (x) one hundred and forty percent (140%) of his then Base Salary if termination occurs prior to Executive's first Annual Bonus being determined pursuant to Section 3.2; (y) his then Base Salary plus the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for his first full year and prior to the determination for the second full year; or (z) for any subsequent termination, his then Base Salary plus the average of the Annual Performance Bonus awarded in the prior two years. As used herein, the term "Good Reason" means (i) a material change in Executive's duties, responsibilities, or authority, or (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area.

               (c) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive with Good Reason, or pursuant to Section 7.3, provided that Executive provides to the Company a full and complete release of all known and unknown claims against the Company and its representatives, the Company shall provide Executive with the following compensation within 15 days after such termination:

                    (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to: (x) two hundred and eighty percent (280%) of his then Base Salary if termination occurs prior to Executive's first Annual Bonus being determined pursuant to Section 3.2; (y) his then Base Salary plus two times the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for his first full year and prior to the determination for the second full year; or (z) for any subsequent termination, two times his then Base Salary plus the sum of the Annual Performance Bonus awarded in the prior two years;

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               (d)  As used herein, a "Change in Control" shall be deemed to have occurred when any of the following events occur:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof, (a "Person")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this
Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "Continuing Director" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and (ii) (including clause (ii)(y)), as applicable.

               (e) Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

     9.   Confidentiality. It is specifically understood and agreed that some of
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the Company's business activities are secret in nature and constitute trade secrets, or are otherwise confidential and/or proprietary in nature, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information,

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"Proprietary Information"). All of the Company's Proprietary Information is and
shall be the sole property of the Company for its own exclusive use and benefit, and Executive agrees that upon termination of his employment for any reason whatsoever, he shall return to the Company all Proprietary Information in his possession or under his control. Executive further agrees that he shall hold all of the Company's Proprietary Information in strictest confidence and shall not at any time, either during or after his employment by the Company, use or disclose, or permit the use or disclosure of, the same for his own benefit or for the benefit of others, unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 9 shall perpetually survive the termination of the Agreement, and Executive shall likewise be bound by all other agreements between him and the Company relating in any way to the protection of the Company's Proprietary Information.

     10.  Arbitration.  If a dispute arises between Company and Executive
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concerning this Agreement, or in any way relating to Executive's employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services ("JAMS") by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the employment arbitration rules of the American Arbitration Association ("AAA Rules"). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole

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and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

     11.  Administration by the Board.  The Board, or its Compensation
          ---------------------------
Committee as determined by the Board, shall be (i) solely responsible for the interpretation and administration of this Agreement, and (ii) entitled to modify this Agreement and the (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances. All such actions, decisions, and modifications regarding this Agreement made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

     12.  Upon Termination of this Agreement. The Company shall have the right,
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without any notice to the Executive, to offset any amounts payable to the
Company by Executive against any amount payable to the Executive pursuant to this Agreement.

     13.  Miscellaneous.
          -------------

          13.1 Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company's registered address and to Executive's last shown address on Company's records, respectively. Such notice shall be deemed to be delivered two days after mailing.

               If to Company:      BRE Properties, Inc.
               -------------
                                   Forty Four Montgomery Street, Suite 3600
                                   San Francisco, CA 94104-4809
                                   Attn: Frank McDowell

               With Copy to:       Farella Braun & Martel LLP
               ------------
                                   235 Montgomery Street, Suite 3000
                                   San Francisco, CA 94104
                                   Attn: Daniel E. Cohn, Esq.

               If to Executive:    Steve Lefkovits
               ---------------
                                   764 Bounty Dr #6402
                                   Foster City, Ca 94404

          13.2 This Agreement contains the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

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          13.3  This Agreement shall be governed by and interpreted according to the laws of the State of California.

          13.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

          13.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.
          13.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

          13.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

          13.8 Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

          13.9 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

          13.10 Executive represents that the execution of this Agreement by Executive will not violate any other agreement to which Executive is a party.

          13.11 Taxes; Withholdings.  All compensation payable by the Company
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to the Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

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     IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

                                        COMPANY:  BRE PROPERTIES, INC.


                                        /s/ LeRoy E. Carlson
                                        -------------------------------------
                                        Its: EVP - Chief Operating Officer


                                        EXECUTIVE:


                                        /s/ Steve Lefkovits
                                        -------------------------------------
                                        STEVE LEFKOVITS

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